JAMES MOORE & CO.
CERTIFIED PUBLIC ACCOUNTANTS

DECEMBER 20, 1996

Mr. C.E. Rick Strattan
Cyclodextrin Technologies Development, Inc.
3713 S.W. 42nd Avenue, Suite 3
Gainesville, FL 32608-6581

Dear Mr. Strattan:

This is to confirm that the client-auditor relationship between Cyclodextrin Technologies Development, Inc. (Commission File Number 0-24930) and James Moore & Co., P.L. has ceased. We have read the responses to item 304(a) in the amendment to Form 8-K filed
December 20, 1996 and agree with those responses.

                        /s/ James Moore & Co., P.L.
                       James Moore & Co., P.L.

cc:   Office of the Chief Accountant
      SECPS Letter File
      Securities and Exchange Commission
      Mail Stop 9-5
      450 Fifth Street, N.W.
      Washington, D.C.